February 3, 2000



John Hancock Advisers, Inc.
101 Huntington Avenue
Boston, Massachusetts   02199

Re:      John Hancock V.A. International Fund ("Fund")

Ladies and Gentlemen:

The Sub-Investment Management Contract between John Hancock Declaration Trust (the "Trust") on behalf of the Fund, John Hancock Advisers, Inc. (the "Adviser") and John Hancock Advisers International, Ltd. (the "Sub-Adviser"), dated August 29, 1996, and the fee waiver letter dated January 1, 2000 (together the "Contracts") currently provide that the Sub-Adviser will act as a limited Co-Sub-Adviser with Indocam International Investment Services.

As of March 1, 2000, the Sub-Adviser hereby agrees to terminate the Contracts and to waive its right to receive sixty (60) days notice of this termination.

                                              Agreed to by:

                                              JOHN HANCOCK ADVISERS
                                              INTERNATIONAL, LIMITED


                                              /s/Anne C. Hodsdon
                                              ------------------
                                              Anne C. Hodsdon
                                              Director

Funds/dectrust/vainternatnl/JHAI/termination00